Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE

March 24, 2009

CONTACT:Laura Tuthill (949) 759-5900

Ambassadors International, Inc. CEO Resigns Effective April 1, 2009

NEWPORT BEACH, CA, March 24, 2009 –Ambassadors International, Inc. (Nasdaq: AMIE) today announced that Joseph J. Ueberroth, President and Chief Executive Officer and a member of the Board of Directors, has resigned as the Company’s President and Chief Executive Officer effective April 1, 2009 to pursue other ventures. Mr. Ueberroth also resigned from the Board of Directors effective March 20, 2009. Mr. Ueberroth first announced his resignation in September 2008 giving the Company twelve months notice. However, since the Company, as previously announced, is substantially complete with the process of moving its corporate headquarters to Seattle to concentrate on its cruise business, Mr. Ueberroth felt it was now the appropriate time for him to leave.

Mr. Ueberroth became the President and Chief Executive Officer of the Company in November 2003 and was responsible for the acquisition and development of Bellingham Marine and BellPort as well as the acquisition of Windstar Cruises. “He has been dedicated to the growth and development of Ambassadors” stated Arthur A. Rodney, Chairman of the Board, “and on behalf of the entire Board of Directors, I wish him continued success.”

About Ambassadors International, Inc.

Ambassadors International, Inc. is a cruise, marine, and travel and event company. The Company operates Windstar Cruises, an international, luxury cruise line. The Company is also a global provider of construction and consulting services to marina owners. In addition, the Company provides travel and event services. The Company is transitioning its headquarters from Newport Beach, California to Seattle, Washington. In this press release, any reference to “Company,” “Ambassadors,” “management,” “we,” “us” and “our” refers to Ambassadors International, Inc. and its management team.

Additional Information
For further information please contact: Laura Tuthill of Ambassadors International, Inc. at (949) 759-5900.